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                                                                    EXHIBIT 99.4



FOR IMMEDIATE RELEASE


                           RAMSAY YOUTH SERVICES, INC.
                   NAMES JORGE L. RICO CHIEF OPERATING OFFICER

CORAL GABLES, FLORIDA, AUGUST 2, 2002 . . . RAMSAY YOUTH SERVICES, INC. (NASDAQ:RYOU) today announced that Jorge L. Rico has been promoted to the position of Chief Operating Officer after serving as acting Chief Operating Officer for the past seven months.

Mr. Rico is a seasoned management professional with 15 years of healthcare industry experience. Mr. Rico has held senior management positions in operations, administration and technology support services and most recently was vice president of operations for Ramsay Youth Services, Inc. Prior to joining Ramsay, Mr. Rico was vice president of administration and information technology for United HealthCare of Florida, Inc.

In announcing the executive appointment, Luis E. Lamela, President and CEO of Ramsay Youth Services, Inc. said, "We would like to congratulate Jorge L. Rico on his promotion. Mr. Rico has been an important contributor to the success of the Company since he joined the firm in 1997. He has outstanding leadership qualities and the ability to execute our business plan. I have confidence that Mr. Rico will lead our operations team in continuing to deliver quality behavioral healthcare programs and services to those we serve."

Ramsay Youth Services, Inc. is a leading provider and manager of mental health, substance abuse and behavioral healthcare programs and services in residential and non-residential settings in ten states and the Commonwealth of Puerto Rico.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements as defined under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve known and unknown risks and uncertainties. Actual operations and results may differ materially from those expected in the forward-looking statements made by the Company. Please refer to Ramsay's filings with the Securities and Exchange Commission for additional information, specifically the Risk Factors section in the Company's form 10K for the year ended December 31, 2001.




Contact: Isa Diaz
         Executive Vice President
         Corporate Relations
         (305) 569-4626